FOR IMMEDIATE RELEASE:	CONTACT:
Geoff High, Vice President of Investor Relations
303-604-3924

DMC GLOBAL ANNOUNCES JAMES O’LEARY IS APPOINTED AS PERMANENT PRESIDENT & CEO
AFTER LEADING COMPANY ON AN INTERIM BASIS

BROOMFIELD, Colo. – June 23, 2025 – DMC Global Inc. (Nasdaq: BOOM) today announced that James O’Leary has agreed to serve as permanent president and CEO, in addition to his role as executive chairman. Mr. O’Leary has served as DMC’s interim president and chief executive officer since November 29, 2024.

“I’m excited to continue working with the many loyal, hardworking DMC associates around the world on behalf of our stakeholders,” Mr. O’Leary said. “When I took over in November of last year, our key objective was to deleverage DMC’s balance sheet and restore our capital structure to optimal health. These remain our highest priorities in the near and medium term as we look ahead to a potential acquisition of the 40% stake in Arcadia Products, LLC not presently owned by DMC.

“Despite an economic environment that has grown increasingly volatile and challenging, we are focused on growing free cash flow and expanding margins at our core operations. Recent stabilization across our portfolio after a difficult 2024 is largely attributable to the efforts of our teams across the company. I appreciate our associates’ continued contributions and look forward to working with them to advance DMC’s key objectives going forward.”

Mr. O’Leary has four decades of executive leadership and capital markets experience, with deep expertise in building, building products and industrial manufacturing. He serves on the board of Builders FirstSource, Inc., the largest U.S. supplier of building products and services to the new residential and remodeling markets. Previously, Mr. O’Leary was chairman of BMC Stock Holdings, Inc. prior to its 2021 merger with Builders FirstSource. He also served as chairman and CEO of Kaydon Corporation, a publicly traded manufacturer of highly engineered industrial products, which was successfully sold to a strategic industry peer. He has extensive experience serving as an advisor, executive and director of private-equity owned industrial and building products businesses.

About DMC Global
DMC Global is an owner and operator of innovative, asset-light manufacturing businesses that provide unique, highly engineered products and differentiated solutions. DMC’s businesses have established leadership positions in their respective markets and consist of: Arcadia, a leading supplier of architectural building products; DynaEnergetics, which serves the global energy industry; and NobelClad, which addresses the global industrial infrastructure and transportation sectors. DMC’s businesses are led by experienced, strategically focused management teams, which are supported with business resources and capital allocation expertise to advance their operating strategies and generate the greatest returns. Based in Broomfield, Colorado, DMC trades on Nasdaq under the symbol “BOOM.” For more information, visit: www.dmcglobal.com.

Safe Harbor Language
This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, a potential acquisition of the 40% stake in Arcadia Products, LLC not presently owned by DMC. All of these statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and other factors outside of DMC’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. More information on potential factors that could affect DMC and its financial results is available in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections within DMC’s Annual Report on Form 10-K for the year ended December 31, 2024, and in other documents that DMC has filed with, or furnished to, the U.S. Securities and Exchange Commission. DMC does not undertake any obligation to release public revisions to any forward-looking statement, including, without limitation, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.